EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2009, accompanying the consolidated financial statements of Access Pharmaceuticals, Inc. as of and for the year ended December 31, 2008, included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2009, which is included in this Registration Statement. We consent to the inclusion in the Registration Statement of Access Pharmaceuticals, Inc. on Form S-1 of the aforementioned report. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Whitley Penn LLP

Dallas, Texas
October 27, 2009